Exhibit (a)(5)(B)

NEWS RELEASE
WESCO International, Inc. / Suite 700, 225 West Station Square Drive / Pittsburgh, PA 15219
WESCO International, Inc. Announces Expiration and Results of
Put Option for 2.625% Convertible Senior Debentures due 2025
     PITTSBURGH, October 15, 2010/PRNewswire/ — WESCO International, Inc. (NYSE: WCC), today announced the expiration and results of the option of holders of its 2.625% Convertible Senior Debentures due 2025 (the “Debentures”) to require WESCO to repurchase today all or a portion of their Debentures at par plus any accrued and unpaid interest (the “Option”). The Option terminated at 12:00 midnight, New York City time, on October 14, 2010.
     Debentures in an aggregate principal amount of $3,000 were validly surrendered and repurchased pursuant to the Option. Any Debentures not repurchased pursuant to the Option remain outstanding and continue to be subject to the terms and conditions of the Debentures and the indenture governing the Debentures. Following the repurchase of Debentures pursuant to the Option, an aggregate principal amount of $92,324,000 of Debentures remains outstanding.
     This press release is for informational purposes only and is not an offer to purchase, or the solicitation of an offer to purchase, the Debentures.
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WESCO International, Inc. (NYSE: WCC) is a publicly traded Fortune 500 holding company, headquartered in Pittsburgh, Pennsylvania, whose primary operating entity is WESCO Distribution, Inc. WESCO Distribution is a leading distributor of electrical construction products and electrical and industrial maintenance, repair and operating (MRO) supplies, and is the nation’s largest provider of integrated supply services. 2009 annual sales were approximately $4.6 billion. The Company employs approximately 6,100 people, maintains relationships with over 17,000 suppliers, and serves over 100,000 customers worldwide. Major markets include commercial and industrial firms, contractors, government agencies, educational institutions, telecommunications businesses and utilities. WESCO operates seven fully automated distribution centers and approximately 380 full-service branches in North America and select international markets, providing a local presence for area customers and a global network to serve multi-location businesses and multi-national corporations.
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The matters discussed herein may contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. Certain of these risks are set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as well as the Company’s other reports filed with the Securities and Exchange Commission.
Contact: Richard Heyse, Vice President & Chief Financial Officer
WESCO International, Inc. (412) 454-2392, Fax: (412) 222-7566
http://www.wesco.com